UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 30, 2004
(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)

(323) 932-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

Item 3.03 Material Modification to Rights of Security Holders.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On December 30, 2004, we entered into an Exchange Agreement with Crown EMAK Partners, LLC (“Crown”) pursuant to which we issued to Crown 25,000 shares of our newly designated Series AA Senior Cumulative Convertible Preferred Stock (“New Preferred”) in exchange for the cancellation of 25,000 shares of our Series A Senior Cumulative Participating Convertible Preferred Stock (“Old Preferred”) held by Crown. The purpose of the Exchange Agreement was to provide for the elimination of the Old Preferred, which carried dividend participation rights with respect to cash dividends on our common stock. The New Preferred does not participate in the payment of cash dividends on our common stock.

     The rights and preferences of the New Preferred provide that if we declare or pay any cash dividend on our common stock, the conversion price of the New Preferred shall be reduced by multiplying such conversion price by a fraction the numerator of which shall be the then-current market price per share of common stock and the denominator of which shall be the sum of the then-current market price per share of common stock and the per share dividend which would have been declared and paid with respect to the common stock issuable upon conversion of the New Preferred had all of such shares been converted immediately prior to the record date for such dividend. The rights and preferences of the New Preferred also provide that in no event shall the conversion price be adjusted to less than the current market price per share of common stock on date of the exchange transaction. In addition, the holders of fifty percent of the outstanding shares of New Preferred must consent to the payment of cash dividends on our common stock. Except for the provisions with respect to cash dividend participation and approval, the New Preferred has the same rights and preferences as the Old Preferred.

     Pursuant to the Exchange Agreement, we agreed that at our next annual meeting of stockholders expected to be held in June 2005 (the “2005 Annual Meeting”), we will seek the approval of our stockholders to amend the Certificate of Designation to delete the provision limiting the reduction of the conversion price of the New Preferred to less than the current market price per share of common stock on the date of the Exchange. In the event that the stockholder approval is not obtained at the 2005 Annual Meeting, Crown has the right to reverse the exchange transaction by exchanging the New Preferred for shares of Old Preferred.

     The Exchange Agreement included a representation by Crown that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, and that it was acquiring the New Preferred for its own account and not with a view to any resale, distribution or other disposition of the New Preferred in violation of the United States securities laws. The issuance and sale of the New Preferred was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof as a transaction not involving any public offering.

     The exchange was reviewed and approved by our board of directors, with Mr. Jeffrey A. Deutschman abstaining from the vote. Mr. Deutschman is the Manager of Crown.

     In connection with the Exchange Agreement, on December 30, 2004 we filed a Certificate of Designation of Series AA Senior Cumulative Convertible Preferred Stock with the Delaware Secretary of State. The rights and preferences of the New Preferred set forth in the Certificate of Designation are the same as the Old Preferred, with the exception of the cash dividend participation and approval provisions discussed above.

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     Copies of the Exchange Agreement and the Certificate of Designation of the New Preferred are included in this Current Report on Form 8-K as exhibits.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

                    Exhibit 4.1       Certificate of Designation of Series AA Senior Cumulative Convertible Preferred Stock, dated December 30, 2004.

                    Exhibit 10.1     Exchange Agreement dated December 30, 2004 by and between Crown EMAK Partners, LLC and EMAK
                                             Worldwide, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.

Date: January 5, 2005	By:	/S/TERESA L. TORMEY

Teresa L. Tormey, Executive Vice President, General Counsel and Secretary

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